Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 7, 2018, in the Registration Statement (Form S-1) and related Prospectus of Amneal Pharmaceuticals, Inc. for the registration of 224,996,163 shares of its Class A common stock.

Iselin, New Jersey

May 7, 2018

/s/ Ernst & Young LLP